Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Safe and Green Holdings Corp. (the “Company”) of our report dated March 30, 2023, relating to the consolidated financial statements, which appears in Safe & Green Holdings Corp.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Whitley Penn, LLP
Dallas, Texas
November 28, 2023